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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 15, 2001, relating to the consolidated financial statements of Brazil Fast Food Corp. appearing in the Annual Report on Form 10-K for the year ended December 31, 2000.

It should be noted that we have performed no audit procedures subsequent to March 15, 2001, the date of our report. Furthermore, we have not made an audit of any financial statements of Brazil Fast Food Corp. as of any date or for any period subsequent to December 31, 2000, the date of the latest financial statements covered by our report.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/Arthur Andersen S/C

Arthur Andersen S/C
Rio de Janeiro, Brazil
July 30, 2001